Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

GigOptix, Inc.

of

Up to $2,000,000 in Value of shares of Its Common Stock

At a Purchase Price Not Greater than $3.10 per share

Nor Less than $2.85 per share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE NIGHT OF TUESDAY, APRIL 24, 2012, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”).

GigOptix, Inc., a Delaware corporation (the “Company,” “GigOptix,” “we,” “us” or “our”), invites our shareholders to tender up to $2 million in value of shares of our common stock, $0.001 par value per share, for purchase by us at a price not greater than $3.10 nor less than $2.85 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to $2 million in value of shares in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $3.10 nor less than $2.85 per share, that will allow us to purchase $2 million in value of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”).

If, based on the Final Purchase Price, shares having an aggregate value of less than $2 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the “odd-lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares having an aggregate value in excess of $2 million are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (“SEC”), we may increase the value of shares purchased in the Offer and thereby increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. See Section 1.

At the maximum Final Purchase Price of $3.10 per share, we could purchase 645,161 shares if the Offer is fully subscribed, which would represent approximately 2.99% of the issued and outstanding shares as of March 26, 2012. At the minimum Final Purchase Price of $2.85 per share, we could purchase 701,754 shares if the Offer is fully subscribed, which would represent approximately 3.25% of the issued and outstanding shares as of March 26, 2012.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Our shares are listed and traded on the OTC Bulletin Board under the symbol “GGOX.” On March 27, 2012, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the shares was $2.70 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

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Our board of directors has approved this Offer. However, none of GigOptix, our board of directors, Innisfree M&A Incorporated, the information agent (the “Information Agent”) for the Offer or American Stock Transfer & Trust Company, LLC, the depositary (the “Depositary”) for the Offer, is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. See Sections 2 and 12.

If you wish to tender all or any part of the shares registered in your name, you should follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to American Stock Transfer & Trust Company, LLC, the Depositary for our Offer. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares and request that the nominee tender them for you. Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary by the expiration of the Offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3.

Our directors and executive officers have advised us that they do not intend to tender their shares in the Offer. The Offer will increase the proportional holdings of any shareholder that does not tender its shares in the Offer. See Section 9.

Questions and requests for assistance, and requests for additional copies of this Offer, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address set forth on the back cover of this Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in this Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this Offer other than those contained in this Offer to purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by GigOptix.

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SUMMARY

We are providing this summary for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of our Offer to the same extent that they are described in the body of this Offer to Purchase. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of our Offer. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is Offering to purchase my shares?

•	GigOptix, Inc., a Delaware corporation.

What is GigOptix, Inc. Offering to purchase?

•	We are offering to purchase up to $2 million in value of shares. See Section 1.

What is the purchase price?

•

The price range for our Offer is $2.85 to $3.10 per share. As of March 27, 2012, the last trading day prior to the announcement of our Offer, the low end of the price range, $2.85 per share, is greater than $2.70, the closing price per share on the OTC Bulletin Board. We are conducting our Offer through a procedure commonly called a modified “Dutch auction.” This procedure enables you to choose a price within a price range at which you are willing to sell your shares.

•

We will review the prices chosen by shareholders who have properly tendered their shares. We will then select the lowest price that will enable us to purchase $2 million in value of our shares, based upon the number of shares tendered, or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any shares tendered at a price above the Final Purchase Price.

•

If you wish to maximize the chance that your shares will be purchased, you should check the box next to “Shares Tendered at Price Determined Pursuant to Our Offer” in the section of the Letter of Transmittal called “Price at Which You Are Tendering.” You should understand that this election could result in your shares being purchased at the minimum price of $2.85 per share. As of March 27, 2012, the last trading day prior to the announcement of our Offer, the low end of the price range, $2.85 per share, is greater than $2.70, the closing price per share of our common stock on the OTC Bulletin Board. See Section 1.

How many shares will GigOptix purchase in all?

•

We will purchase up to $2 million in value of shares in the Offer or a lower amount depending on the number of shares properly tendered and not properly withdrawn. At the maximum Final Purchase Price of $3.10 per share, we could purchase 645,161 shares if the Offer is fully subscribed, which would represent approximately 2.99% of the issued and outstanding shares as of March 26, 2012. At the minimum Final Purchase Price of $2.85 per share, we could purchase 701,754 shares if the Offer is fully subscribed, which would represent approximately 3.25% of the issued and outstanding shares as of March 26, 2012. If, based on the Final Purchase Price, more than $2 million in value of shares are properly tendered and not properly withdrawn, we will purchase all shares tendered at or below the Final Purchase Price on a pro rata basis, except for “odd-lots” (of less than 100 shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of shares being tendered but is subject to certain other conditions. See Section 7.

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•

In accordance with SEC rules, we may increase the value of shares purchased in the Offer and thereby increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. See Section 1.

If I tender my shares, how many of my shares will GigOptix purchase?

•	All the shares that you tender in our Offer may not be purchased, even if they are tendered at or below the purchase price that we select. We will purchase shares on the following basis:

•	First, we will purchase all shares properly tendered at or below the Final Purchase Price by any odd-lot holder (holders of “odd-lots” of less than 100 shares):

•

we have selected 100 as the maximum number of shares that constitutes an odd-lot so that the purchase of all shares properly tendered by odd-lot holders will not reduce the number of our shareholders to the point that our common stock would be delisted from the OTC Bulletin Board or subject to deregistration under the Securities Exchange Act of 1934, as amended.

•

Second, after purchasing all shares from the odd-lot shareholders, we will then purchase shares from all other shareholders who properly tender shares at or below the selected purchase price, on a pro rata basis. If we purchase shares on a pro-rated basis, we will announce the proration percentage after the Expiration Date.

•

Third, only if necessary to permit us to purchase $2 million in value of shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

•	As noted above, we may choose to purchase an additional 2% of the outstanding shares, or reduce the total amount of shares we purchase, subject to applicable legal rules. See Section 1.

What is the purpose of the Offer?

•

The Company believes that the Offer is a prudent use of our financial resources given our current business and assets. Further, the Company believes that the Offer is an efficient means to provide value to our shareholders because it provides a measure of liquidity to those who want to sell, while at the same time increasing non-tendering shareholders’ proportionate interest in the Company. In addition, the Offer provides an opportunity to increase earnings per share, which furthers our long term goal of increasing shareholder value.

•

The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, “odd-lot holders” who hold shares registered in their names and who tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd-lot discounts that might otherwise be payable on sales of their shares. See Sections 1 and 2.

What are the potential risks and disadvantages of our Offer?

•

Our Offer will reduce our “public float,” which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. This may also delay our ability to get listed on the NYSE Amex Stock Exchange. See Section 12.

•	For a further discussion of the potential benefits and potential risks and disadvantages of the Offer, see Sections 2 and 12.

What are the significant conditions to the Offer?

•

Our Offer is not conditioned on shareholders tendering any minimum number of shares. However, we will not be required to accept for payment, purchase or pay for any shares and we may terminate the Offer if:

•	Following the date of the Offer, any person:

•	Makes a tender offer for our shares;

•	To our knowledge acquires or proposes to acquire more than 5% of our shares; or

•	Files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire GigOptix or any of the shares.

•

We determine that the completion of our Offer and purchase of all of the tendered shares will cause our common stock to be delisted from the OTC Bulletin Board or be subject to deregistration under the Securities Exchange Act of 1934, as amended.

•

Changes or events occur that affect us or ownership of our shares and in our reasonable judgment may reasonably be likely to be material and adverse to us or any of our subsidiaries or otherwise materially in any way the contemplated future conduct of the business of us or any of our subsidiaries.

•	Our Offer is subject to a number of additional conditions that are described in greater detail in Section 7.

How long do I have to decide whether to tender my shares in the Offer? Can GigOptix extend the Offer past the initial Expiration Date?

•

You may tender your shares until our Offer expires. Currently, our Offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, April 24, 2012. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the Offer.

•

Yes, we can extend our Offer past this scheduled Expiration Date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See Sections 1 and 15.

Can GigOptix amend the terms of the Offer?

•	We reserve the right in our sole discretion to amend the Offer in any respect. See Section 15.

How do I find out if GigOptix amends the terms of the Offer or extends the Expiration Date?

•

We will announce any amendment to the Offer by making a public announcement of the amendment. We will announce any extension of the Offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the Offer, we will also give written or oral notice to the Depositary. See Section 15.

How do I tender my shares?

•	To tender your shares, you must complete one of the actions described under “Important Procedures” on page 1 of this Offer before our Offer expires.

•	You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent is on the back cover of this Offer.

•	For a more detailed explanation of the tendering procedures, see Section 3.

Can I tender shares in the Offer subject to the condition that a specified minimum number of my shares must be purchased in the Offer?

•	Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

How and when will I be paid?

•

If your shares are purchased in our Offer, you will be paid the purchase price, net in cash, without interest, promptly after the Expiration Date of our Offer. There may be tax consequences to receiving this payment. See Sections 3 and 14.

•

We will pay for the shares accepted for payment by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date of our Offer. The Depositary will act as your agent and will transmit to you the payment for all shares accepted for payment. See Section 5.

Until when can I withdraw my previously tendered shares?

•	You can withdraw your previously tendered shares at any time prior to the expiration of our Offer.

•

In addition, after our Offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 5:00 p.m., New York City time, on Tuesday, April 24, 2012. See Section 4.

How do I withdraw my previously tendered shares?

•

To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information, including which shares are being withdrawn, to the Depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 4.

What are the United States federal income tax consequences if I tender my shares to GigOptix?

•	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive generally will be treated either as:

•	consideration received in respect of a sale or exchange of the shares tendered eligible for capital gains treatment, or

•	a dividend or other distribution from us in respect of your shares.

•	See Section 14 for a more detailed discussion of the tax treatment of our Offer. We urge you to consult with your tax advisor as to the particular tax consequences to you of our Offer.

What is the market value of my shares as of a recent date?

•

Our shares are listed and traded on the OTC Bulletin Board under the symbol “GGOX.” On March 27, 2012, the last trading day prior to the announcement of our Offer, the closing price per share of our common stock on the OTC Bulletin Board was $2.70.

•	We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to GigOptix?

•

If you are a registered shareholder and tender your shares directly to the Depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.

•	If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

How do holders of vested stock options for shares participate in the Offer?

•

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the stock option plan and tender the shares received upon such exercise in accordance with this Offer.

What does the board of directors of GigOptix think of the Offer?

•

Our board of directors has approved our Offer. However, none of GigOptix, our board of directors, the Information Agent or the Depositary is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into our Offer because we believe that you should make your own decision based on your views as to the value of the shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

•	None of our directors or executive officers have advised us that they intend to tender in the Offer any shares that they are deemed to beneficially own under SEC regulations.

How will GigOptix obtain the funds to pay for properly tendered shares?

•

The maximum value of shares purchased in the Offer will be $2 million. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $2.2 million. We will use cash on hand to purchase shares in the Offer and to pay all related fees and expenses. See Section 10.

Whom can I talk to if I have questions about the Offer?

•	Our Information Agent can help answer your questions. The Information Agent is Innisfree M&A Incorporated, and its contact information appears on the back cover of this Offer.

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IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our Offer expires at 5:00 p.m., New York City time, on Tuesday, April 24, 2012:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for our Offer, or

•	if you are an institution participating in the “book-entry transfer facility” in this Offer, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but:

•	your certificates for the shares are not immediately available or cannot be delivered to the Depositary by the expiration of our Offer, or

•	you cannot comply with the procedure for book-entry transfer by the expiration of our Offer, or

•	your other required documents cannot be delivered to the Depositary by the expiration of our Offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

To tender your shares you must follow the procedures described in this Offer, the Letter of Transmittal and the other documents related to our Offer, including choosing a price at which you wish to tender your shares.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to “Shares Tendered at a Price Determined Pursuant to Our Offer” in the section of the Letter of Transmittal called “Price At Which You Are Tendering.” You should understand that this election could result in your shares being purchased at the minimum price of $2.85 per share. As of March 27, 2012, the last trading day prior to the announcement of our Offer, the low end of the price range, $2.85 per share, is greater than $2.70, the closing price per share of our common stock on the OTC Bulletin Board.

If you have questions or need assistance, you should contact Innisfree M&A Incorporated, which is the Information Agent for our Offer at its address or telephone numbers on the back cover of this Offer. You may request additional copies of this Offer, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender shares into our Offer or as to the purchase price of any tender. We have not authorized any person to give any information or to make any representation on behalf of us in connection with our Offer other than those contained in this Offer or in the related Letter of Transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us or the Information Agent.

FORWARD-LOOKING STATEMENTS

This Offer contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the Offer may provide to our shareholders, the date on which we will announce the final proration factor or pay for the tendered shares, our possession of sufficient capital to fund our operations, the payment of cash dividends on our common stock in the future, the fees and expenses we will incur in connection with the Offer, the listing and tradability of our stock after the Offer is completed. We caution readers that the important factors, including without limitation the price at which we ultimately determine to purchase shares in the Offer, the number of shares tendered in the Offer, the number of shareholders who tender all of their shares of our common stock in the Offer, general market conditions and other factors discussed in other documents filed by us with the SEC, among others, could cause our actual results to differ materially from statements contained in this Offer.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “potential,” “outlook” and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements. These risks and other factors include, but are not limited to, those described under the “Risk Factors” section and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances.

All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning our Offer or other matters addressed in this Offer and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except for our obligations under the Securities Exchange Act of 1934 to disclose a material change in the information in this Offer, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this Offer or to reflect the occurrence of unanticipated events. We advise you to consult any further disclosures we make on related subjects in the reports and other information that we file or furnish with the SEC.

Introduction

To the holders of our common stock:

We invite our shareholders to tender up to $2 million in value of shares of our common stock, par value $0.001 per share, for purchase by us at a price not in excess of $3.10 nor less than $2.85 per share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this document and the related Letter of Transmittal, which together constitute our “Offer.” The address and phone number of our principal offices are 130 Baytech Drive, San Jose, California 95134, (408) 522-3100.

Our board of directors has approved this Offer. However, none of GigOptix, our board of directors, Innisfree M&A Incorporated (the Information Agent for our Offer), and American Stock Transfer & Trust Company, LLC (the Depositary for our Offer), is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. As of March 27, 2012, the last trading day prior to the announcement of our Offer, the low end of the price range, $2.85 per share, is greater than $2.70, the closing price per share of our common stock on the OTC Bulletin Board. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

This Offer to purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to our Offer.

The Offer

1. Number of shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $2 million in value of our shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price not greater than $3.10 nor less than $2.85 per share, net to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, shares having an aggregate value of less than $2 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 5:00 p.m., New York City time, on Tuesday, April 24, 2012, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the Final Purchase Price (which could result in the tendering shareholder receiving a purchase price per share as low as $2.85), or (2) specify the price or prices, not greater than $3.10 nor less than $2.85 per share, at which they are willing to sell their shares to us under the Offer. Prices may be specified in multiples of $0.01. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $3.10 nor less than $2.85 per share, that will allow us to purchase $2 million in value of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. All shares tendered in the Offer and accepted for purchase by us will be purchased at the Final Purchase Price.

If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $2.85 per share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares being purchased at the minimum price of $2.85 per share, a price that is below the last reported sale price of the shares on the OTC Bulletin Board on March 27, 2012, the last full trading day prior to commencement of the Offer, which was $2.70 per share.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered shares until at least four business days after the Expiration Date. We will only purchase shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd-lot priority, proration and conditional tender provisions of the Offer, we may not purchase all of the shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, more than $2 million in value of shares are properly tendered and not properly withdrawn. We will return all shares tendered and not purchased pursuant to the Offer, including shares tendered at prices in excess of the Final Purchase Price and shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum prices for specified portions of their shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the Offer. We may increase the value of shares sought in the Offer to an amount greater than $2 million, subject to applicable law. In accordance with SEC rules, we may increase the value of shares purchased in the Offer and thereby increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. However, if we purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.

In the event that the Offer is oversubscribed, as described below, shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for odd-lots. The proration period and withdrawal rights also expire on the Expiration Date.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, shares having an aggregate value in excess of $2 million (or such greater amount as we may elect to pay, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares properly tendered and not properly withdrawn by any odd-lot holder, as described below, who:

•

tenders all shares owned beneficially or of record by such odd-lot holder at a price at or below the Final Purchase Price (tenders of less than all of the shares owned by such odd-lot holder will not qualify for this preference); and

•	completes the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

second, after the purchase of all of the shares properly tendered at or below the Final Purchase Price by odd-lot holders, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and

•

third, only if necessary to permit us to purchase $2 million in value of shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though such shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $2 million in value of shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots. For purposes of the Offer, the term “odd-lots” means all shares properly tendered at prices at or below the Final Purchase Price held by a shareholder who owns beneficially or of record an aggregate of fewer than 100 shares, which we refer to as an “odd-lot holder,” and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd-lot holder must tender all shares owned beneficially or of record by the odd-lot holder in accordance with the procedures described in Section 3. As set forth above, odd-lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the Offer, an odd-lot holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd-lot discounts in a sale of the holder’s shares. Any odd-lot holder wishing to tender all of such odd-lot holder’s shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering shares, other than odd-lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd-lot holders, at or below the Final Purchase Price, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not withdrawn, and because of the odd-lot procedure described above, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor, if any, or commence payment for any shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced by press release on the business day following the Expiration Date. After the Expiration Date, shareholders may obtain any preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Background and Purpose of Our Offer; Certain Effects of Our Offer.

The Company believes that the Offer is a prudent use of our financial resources given our current business and assets. Further, the Company believes that the Offer is an efficient means to provide value to our shareholders because it provides a measure of liquidity to those who want to sell shares of our stock, while at the same time increasing non-tendering shareholders’ proportionate interest in the Company. In addition, the Offer provides an opportunity to increase earnings per share, which furthers our long term goal of increasing shareholder value. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any odd-lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd-lot discounts that might be payable on sales of their shares in market transactions.

Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in us as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be our owners and will realize a proportionate increase in their relative equity interest in us and, thus, in our future earnings and assets. As a result, these shareholders will continue to bear the attendant risks and rewards associated with owning our equity securities, including risks resulting from our purchase of shares. We believe the Offer, if completed, will be accretive to earnings per share.

Our Offer also presents some potential risks and disadvantages to us and our continuing shareholders. Our Offer will reduce our “public float,” which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. Further, we intend to list our shares on the NYSE Amex stock exchange once we satisfy the listing requirements; a reduction in our public float or market capitalization could delay our planned listing on the NYSE Amex. See Section 12.

After the Offer, we expect to have sufficient cash flow and access to other sources of capital to meet our cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise.

Our board of directors has approved our Offer. However, none of GigOptix, our board of directors, the Information Agent or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

None of our directors or executive officers have advised us that they intend to tender in the Offer any shares that they are deemed to beneficially own under SEC regulations. The Offer will increase the proportional holdings of any shareholder that does not tender its shares in the Offer.

We may in the future purchase additional shares in the open market, private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of our Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 generally prohibits us and our affiliates from purchasing any shares, other than through our Offer, until at least ten (10) business days after the expiration or termination of our Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of our Offer, our business and financial position and general economic and market conditions. Additionally, depending on the ongoing market conditions, GigOptix may make additional tender offers to purchase shares of its common stock in the future.

Shares acquired pursuant to our Offer will be held in treasury. We have no current plans for the issuance or sale of the shares purchased in our Offer.

3. Procedure for Tendering Shares

Proper Tender of Shares. For shares to be properly tendered, either (1) or (2) below must happen:

(1) The Depositary must receive all of the following before or on the Expiration Date at the Depositary’s address on the back cover of this offer to purchase:

•	one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares into the Depositary’s account at the book-entry transfer facility as described below, and

•

one of (a) properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an “agent’s message” of the type we describe below, and

•	any other documents required by the Letter of Transmittal.

(2) You must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called “Price at Which You Are Tendering”:

•

If you wish to maximize the chance that your shares will be purchased at the Final Purchase Price, you should check the box in the section of the Letter of Transmittal next to “Shares Tendered at a Price Determined Pursuant to Our Offer.” This means that you will accept the purchase price selected by us in accordance with the terms of our Offer. Note that this election could result in your shares being purchased at the minimum price of $2.85 per share. As of March 27, 2012, the last trading day prior to the announcement of our Offer, the low end of the price range, $2.85 per share, is greater than $2.70, the closing price per share of our common stock on the OTC Bulletin Board.

If you wish to indicate a specific price (in multiples of $0.01) at which your shares are being tendered, you must check one box in the section of the Letter of Transmittal next to “Shares Tendered at a Price Determined by You.” You should understand that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select in accordance with the terms of our Offer.

If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the “Price at Which You Are Tendering” section on each Letter of Transmittal.

If you tender your shares directly to the Depositary, you will not have to pay any brokerage commissions, solicitation fees, or upon the terms and subject to the conditions of our offer, stock transfer taxes on the purchase of shares. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934. No endorsement or signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to in this Offer as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, or

•

shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934; each such entity is referred to in this Offer as an “eligible guarantor institution.”

On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the Letter of Transmittal, then:

•	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

•	the signature on (l) the Letter of Transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

Method of Delivery. Payment for shares tendered and accepted for payment under our Offer will be made only after timely receipt by the Depositary of all of the following:

•	one of (a) certificates for those shares or (b) confirmation of receipt of the shares into the Depositary’s account at the book-entry transfer facility as described below,

•

one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer, and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

All deliveries in connection with our Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or the book-entry transfer facility. Any documents delivered to us, the Information Agent or the book entry transfer facility will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two (2) business days after the date of this Offer. Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the Depositary’s account in accordance with that facility’s procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) or (2) below must occur:

(1) The Depositary must receive all of the following before or on the Expiration Date at one of the Depositary’s addresses on the back cover of this offer to purchase:

•

one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below, and

•	any other documents required by the Letter of Transmittal; or

(2) The guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against them.

Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, you can still tender your shares, if all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;

•

the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

•

all of the following are received by the Depositary within three (3) OTC Bulletin Board, or any other stock exchange on which GigOptix’s common stock is listed, trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery:

•	one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above,

•

one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described above in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties, subject to any determination by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our Offer and any defect or irregularity in the tender of any particular shares or any particular shareholder.

No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of GigOptix, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our Offer, as well as your representation and warranty to us that:

•

you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Securities Exchange Act of 1934, and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the Expiration Date, the person so tendering:

•	has a “net long position” equal to or greater than the amount of shares tendered or in securities immediately convertible into, or exchangeable or exercisable for, the shares, and

•	will deliver or cause to be delivered the shares within the period specified in our offer, or

•

in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our Offer, delivers or causes to be delivered our shares within the period specified by our Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under our Offer will constitute a binding agreement between you and us upon the terms and conditions of our Offer described in this and related documents.

Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our Offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact American Stock Transfer & Trust Company, LLC, the transfer agent for our shares, at (877) 248-6417, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact American Stock Transfer & Trust Company, LLC immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

Federal Income Tax Withholding. Under the United States federal income tax laws, backup withholding at the statutory rate (currently 28%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent backup federal income tax withholding equal to 28% of the gross payments payable pursuant to our Offer, each shareholder who is a U.S. shareholder (as defined in Section 14) and who does not otherwise establish an exemption from backup withholding must notify the Depositary of the shareholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the Letter of Transmittal.

Backup withholding is not an additional tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, the taxpayer may obtain a refund, provided that the required information is furnished to the Internal Revenue Service.

Proceeds payable pursuant to our Offer to a non-U.S. shareholder or his or her agent will be subject to U.S. withholding tax at a rate of 30% unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a non-U.S. shareholder must deliver to the Depositary before any payment a properly completed and executed IRS Form W-8BEN or other applicable form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. shareholder must deliver to the Depositary before any payment a properly completed and executed IRS Form W-8ECI. A non-U.S. shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

Shareholders are urged to consult their tax advisors regarding the applicability of federal income tax withholding to them and the availability of exemptions to such withholding.

For a discussion of material United States federal income tax consequences generally applicable to tendering shareholders, see Section 14.

4. Withdrawal Rights.

Shares tendered in our Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by us after the Expiration Date, may also be withdrawn any time after 5:00 p.m., New York City time, on Tuesday, April 24, 2012. Except as otherwise provided in this Section 4, tenders of shares pursuant to our Offer are irrevocable.

For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. Since shareholders have the right to tender shares at different prices, the written notice of withdrawal must also specify which shares are being withdrawn. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of those certificates, the tendering shareholder must also submit, in writing, the serial numbers shown on the certificates evidencing the shares that are being withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name, the number of the account at the book-entry transfer facility to be credited with the withdrawn shares, the shares that are being withdrawn and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties, subject to any determination by a court of competent jurisdiction. None of GigOptix, the Depositary, the Information Agent or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of our Offer unless the withdrawn shares are properly retendered before the Expiration Date by following any of the procedures described in Section 3.

If we extend our Offer, or if we are delayed in our purchase of shares or are unable to purchase shares under our Offer for any reason, then, without prejudice to our rights under our Offer, the Depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of our Offer, we will:

•

determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under our Offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

•	accept for payment and pay for, and thereby purchase, shares properly tendered at or below the Final Purchase Price and not properly withdrawn.

For purposes of our Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn, subject to our right to reduce the total number of shares we purchase and the conditional tender and proration provisions of our Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of shares for payment under our Offer.

Upon the terms and subject to the conditions of our Offer, promptly after the Expiration Date, we will purchase and pay a single per share purchase price for shares accepted for payment under our Offer. In all cases, payment for shares tendered and accepted for payment pursuant to our Offer will be made only after timely receipt by the Depositary of:

•	certificates for the shares or a confirmation of receipt of the shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and executed Letter of Transmittal or manually executed facsimile thereof or an agent’s message in the case of book-entry transfer, and

•	any other documents required by the Letter of Transmittal.

We will pay for the shares purchased under our Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any such proration until approximately three (3) to five (5) business days after the Expiration Date.

Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment.

In addition, if specified events occur, we may not be obligated to purchase shares in our Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our Offer. If, however:

•

payment of the purchase price is to be made to, or, in the circumstances permitted by our Offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or

•	if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted.

Under the United States federal income tax laws, backup withholding at the statutory rate (currently 28%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. Any tendering shareholder or other payee who is required to and who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required backup federal income tax withholding of 28% of the gross proceeds paid to that shareholder or other payee pursuant to our Offer. See Section 3. Also see Sections 3 and 14 regarding certain federal income tax consequences for non-U.S. shareholders.

6. Conditional Tender of Shares.

Under certain circumstances, we may prorate the number of shares purchased in our Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure our purchase of shares in our Offer from the shareholder in a manner such that the transaction would be treated as a sale of the shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. We urge each shareholder to consult with his or her own tax advisor concerning this matter.

If you wish to make a conditional tender, you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must determine and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. If, based on the Final Purchase Price determined in the Offer, more than $2 million in value of shares (or such greater amount as we may elect to pay, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an aggregate value of $2 million (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $2 million in value of shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the Expiration Date without any expense to the shareholder.

7. Conditions of Our Offer.

Notwithstanding any other provision of our Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act of 1934, if at any time on or after March 28, 2012 and prior to the expiration of our Offer any of the following events occur or are determined by us to have occurred, that, in our judgment, makes it inadvisable to proceed with our Offer or with acceptance for payment or payment for the shares in our Offer:

(1) there shall have been instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

a.	challenges the making of the Offer, the acquisition of some or all of the shares under the Offer or otherwise relates in any manner to the Offer, or

b.	in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of us or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(2) there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly:

a.	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the Offer,

b.	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares,

c.	materially impair the contemplated benefits of the Offer to us, or

d.	materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

(3) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(4) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(5) a drop in our “public float” or market capitalization such that we are unable to meet the listing requirements of the NYSE Amex stock exchange;

(6) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, including but not limited to an act of terrorism;

(7) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

(8) any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition, income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading of shares of our common stock or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

(9) in the case of any of the foregoing existing at the time of the announcement of our Offer, a material acceleration or worsening thereof;

(10) any decline in the market price of our shares of common stock or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the OTC Bulletin Board or the Nasdaq Composite Index by greater than 10% from the close of business on March 27, 2012;

(11) changes or events occur that affect us or ownership of our shares and in our reasonable judgment may reasonably be likely to be material and adverse to us or any of our subsidiaries or otherwise materially affect in any way the contemplated future conduct of the business of us or any of our subsidiaries;

(12) a tender or exchange offer with respect to some or all of our outstanding shares, other than our Offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares;

(13) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

(14) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before March 28, 2012 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of GigOptix’s outstanding shares;

(15) any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment (although we are not currently aware of any such requirement);

(16) we determine that the completion of our Offer and the purchase of the shares may cause our common stock to cease trading on the OTC Bulletin Board or to be subject to deregistration under the Securities Exchange Act of 1934;

(17) a material change in United States or any other currency exchange rates or a suspension or limitation on the markets therefor; or

(18) legislation amending the Internal Revenue Code of 1986, as amended, has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates or shareholders.

See the first paragraph of Section 2 for a discussion of the contemplated benefits of the Offer to us. The conditions listed above are for our sole benefit, and we may, in our sole discretion, assert these conditions and waive any of the conditions listed above, in whole or in part, before the Expiration Date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our Offer. Any determination or judgment by GigOptix concerning the events described above will be final and binding on all parties, subject to any determination by a court of competent jurisdiction.

8. Price Range of Shares.

Our common stock first traded on the OTC Bulletin Board under the symbol “GGOX” on December 10, 2008. Prior to that time, there was no public market for our common stock. The following table sets forth the low and high sale price of our common stock in each of our last eight fiscal quarters as quoted on the OTC Bulletin Board.

	Price per Share of Common Stock
	High	Low
Fiscal 2011 quarter ended:
April 3, 2011	$3.75	$2.49
July 3, 2011	$2.75	$2.00
October 2, 2011	$2.40	$1.65
December 31, 2011	$1.90	$1.33

Fiscal 2010 quarter ended:
April 4, 2010	$4.90	$1.90
July 4, 2010	$4.45	$1.75
October 3, 2010	$2.65	$1.60
December 31, 2010	$2.75	$1.95

On March 27, 2012, the last trading day prior to the announcement of our offer, the closing price per share of our common stock on the OTC Bulletin Board was $2.70, which price is below $2.85 per share, the low end of the price range for our Offer. We urge shareholders to obtain current quotations of the market price of the shares.

We have not declared or paid any cash dividends or our common stock during the fiscal years ended December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011, and we do not intend to do so in the immediate future, but we may decide to do so in the future depending on ongoing market conditions. Our ability to pay any cash dividends on our common stock, should our board of directors decide to do so, is also dependent on our earnings and cash requirements.

9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Equity Securities Generally. As of March 26, 2012, we had approximately 21,587,343 shares of common stock outstanding. As of March 27, 2012, we had options to purchase 10,629,585 shares of our common stock, 629,080 restricted stock units and warrants to purchase approximately 1,948,095 shares of our common stock outstanding. These shares of common stock, including shares of common stock issued upon exercise of options and warrants, have either been registered under the Securities Act of 1933, as amended (the “Securities Act”), and as such are freely tradable without further restriction, or are otherwise freely tradable without restriction (subject to the requirements of Rule 144 under the Securities Act), unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. We may issue additional shares of our common stock in the future in private placements, public offerings or to finance mergers or acquisitions.

Stock Ownership of Our Directors, Executive Officers and 5% Beneficial Owners. The following table sets forth the beneficial ownership of our common stock, as of March 27, 2012, by each of our chief executive officer, chief financial officer, and our two other most highly compensated executive officers, our directors, as well as by all of our directors and executive officers as a group. The information on beneficial ownership in the table and related footnotes is based upon data furnished to us by, or on behalf of, the persons referred to in the table. Unless otherwise indicated in the footnotes to the table, each person named has sole voting power and sole investment power with respect to the shares included in the table.

	Beneficial Ownership of Our Common Stock as of March 2, 2012 Common Stock (1)
	Shares	Percent of Class
5% Shareholders
DBSI Liquidating Trust (2)	1,942,524	8.6%
Empire Capital Management, L.L.C. (3)	1,920,000	8.9%
Lloyd I. Miller, III (4)	1,866,633	8.7%
ACT Capital Management LLLP (5)	1,700,000	7.9%

Named Executive Officers and Directors
Dr. Avi Katz (6)	1,653,083	7.1%
Andrea Betti-Berutto (6)	573,742	2.6%
Curt Sacks (6)	33,806	*
Kimberly D.C. Trapp (6)	97,872	*
Neil J. Miotto (6)	122,036	*
John J. Mikulsky (6)	107,893	*
Frank Schneider (6)	109,146	*
Joseph J. Lazzara (6)	18,431	*
All current directors and executive officers as a group (9 persons)	2,980,884	13.8%

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, each person’s address is c/o GigOptix, Inc., 130 Baytech Drive, San Jose, California 95134.
(2)	According to a Schedule 13G filed with the SEC on January 25, 2012, Conrad Myers, Liquidating Trustee (the “Trustee”) of the DBSI Liquidating Trust (the “Trust”), is acting under the terms and conditions of the DBSI Liquidating Trust Agreement and Declaration of Trust dated October 29, 2010, by and among DBSI Consolidated Debtors, as substantively consolidated debtors and debtors in possession under the “Second Amended Joint Chapter 11 Plan of Liquidation filed by the Chapter 11 Trustee and the Official Committee of Unsecured Creditors” (the “Plan of Liquidation”), confirmed by Order dated October 29, 2010 in the Chapter 11 Cases In re DBSI, Inc. et al., Case No. 08-12687 (PJW), the United States Bankruptcy Court, District of Delaware. Pursuant to the Plan of Liquidation, the Trust now holds 942,524 shares of our common stock and warrants that are currently exercisable with respect to 1,000,000 shares of our common stock. The Trustee disclaims beneficial ownership of such shares and warrants. The address for the Trust and the Trustee is 6327 SW Capitol Hwy, PMB 221, and Portland, Oregon 97239.
(3)	The information as to Empire Capital Management, L.L.C. is derived from a Schedule 13G/A filed with the SEC on February 14, 2012. Empire Capital Management, LLC, a Delaware limited liability company (“Empire Management”) serves as the investment manager to and has investment discretion over the securities held by the Empire Investment Funds and the Charter Oak Funds. Empire GP serves as the general partner of Empire Onshore. Empire GP has retained Empire Management to serve as investment manager to Empire Onshore. Mr. Scott A. Fine and Mr. Peter J. Richards are the only Managing Members of Empire Management and the only Managing Partners of Empire GP. Both Mr. Fine and Mr. Richards disclaim beneficial ownership of the shares of Common Stock reflected in this filing, except with respect to any pecuniary interest in such securities. The address of the business office of Empire Capital Management, L.L.C. is 1 Gorham Island, Suite 201, and Westport, CT 06880.
(4)	The information as to Lloyd I. Miller, III is derived from a Schedule 13D filed with the SEC on January 3, 2012. Mr. Miller’s principal business address is 222 Lakeview Avenue, Suite 160-365, West Palm Beach, Florida 33401.
(5)	The information as to ACT Capital Management LLLP is derived from a Schedule 13G filed with the SEC on January 31, 2012. Amir L. Ecker and Carol G. Frankenfield are the General Partners of ACT Capital Management, LLLP. Investment decisions made on behalf of ACT Capital Management, LLLP are made primarily by its General Partners. The principal business address is 2 Radnor Corporate Center, Suite 111, Radnor, PA 19087.
(6)	Includes options to purchase shares of common stock exercisable within 60 days of March 27, 2012 as follows: 1,515,493 for Dr. Katz; 540,978 for Mr. Betti-Berutto; 0 for Mr. Sacks; 259,943 for Ms. Tipton; 93,184 for Ms. Trapp; 99,411 for Mr. Miotto, 0 for Mr. Mikulsky, 63,521 for Mr. Schneider; and 0 for Mr. Lazzara. Also includes warrants to purchase shares of common stock exercisable within 60 days of March 27, 2012 as follows: 22,900 for Mr. Betti-Berutto and 37,048 for Dr. Katz. Also includes restricted stock units scheduled to vest within 60 days of March 27, 2012 as follows: 39,742 for Dr. Katz, 9864 for Mr. Betti-Berutto; 9,864 for Mr. Sacks; 4,932 for Ms. Tipton; 5,625 for Mr. Miotto; 4,688 for each of Messrs. Lazzara and Mikulsky and Ms. Trapp; and 5,625 for Mr. Schneider.
(7)	Includes shares held by the following individuals as of March 27, 2012: Dr. Avi Katz, Andrea Betti-Berutto, Julie Tipton, Curt Sacks, Joseph J. Lazzara, John J. Mikulsky, Neil J. Miotto, Frank Schneider and Kimberly D.C. Trapp. Mr. Sacks was appointed as our Senior Vice President and Chief Financial Officer effective June 17, 2011 as of the closing date of our acquisition of Endwave Corporation. Ms. Tipton is GigOptix’s Senior Vice President of Operations.
(8)	Mr. Lazzara and Mr. Mikulsky were appointed to our Board of Directors effective June 17, 2011 as of the closing date of our acquisition of Endwave Corporation.
(9)	Dr. Katz exceeded 5% beneficial ownership of our common stock on August 18, 2011, as reported in his Schedule 13D filed on August 19, 2011, and as amended in his Schedule 13D/A filed on January 5, 2012.

As of March 27, 2012, our directors and officers as a group (9 persons) beneficially owned 2,980,884 shares (which number includes 2,722,194 shares subject to options and/or warrants that are exercisable within 60 days after March 27, 2012), or approximately 13.8% of the total outstanding shares of our common stock plus shares issuable upon the exercise of stock options, restricted stock units and/or warrants held by our directors and officers that are exercisable within 60 days after March 27, 2012. Our directors, officers and holders of greater than 5% of our common stock are entitled to participate in the Offer on the same basis as all other shareholders. However, all of our directors and officers have advised us that they do not intend to tender their shares in the Offer (including shares they are deemed to beneficially own). Any director, officer or other shareholder, including any holder of greater than 5% or our common stock, who does not tender shares in this Offer or sell shares during the period in which the Offer is open will realize an increase in the percentage of outstanding shares that they beneficially own.

On March 27, 2012, our Board of Directors approved the annual grant of equity compensation to our directors and executive officers consisting of (a) options to purchase Company stock and (b) restricted stock units. The March 27, 2012 grants to our directors and executive officers of restricted stock units were as follows: Dr. Avi Katz – 158,967; Curt Sacks – 39,457; Andrea Betti-Berutto – 39,457; Julie Tipton – 19,728; and each non-executive director – 18,750, plus an additional 3,750 for each of the chairs of the Board’s committees. The restricted stock units vest during the months of May, August and November 2012, and March 2013, and provide for us to withhold shares of stock subject to the restricted stock units at the time of vesting for the purposes of satisfying any tax withholding obligations which arise in connection with such vesting.

The March 27, 2012 stock option grants to our executive officers and directors were as follows: Dr. Avi Katz – 537,500; Curt Sacks – 201,563; Andrea Betti-Berutto – 201,563; Julie Tipton – 91,375; and each non-executive director – 25,000, plus an additional 5,000 for each of the chairs of the Board’s committees. Consistent with past practice for the annual grant of stock options, each of the stock options issued to the executive officers of the Company have the following vesting schedule: 25% of the total number of shares of each stock option shall vest and become exercisable on March 27, 2013 and on each monthly anniversary thereafter (for 36 months) beginning with April 27, 2013, 1/48th of the total number of shares of each of such stock options shall vest and become exercisable. Each of the options issued to the non-executive directors under the 2008 Equity Incentive Plan are non-qualified stock options and have the following vesting schedule: 25% of the total number of shares of each stock option shall vest and become exercisable on March 27, 2012 and on each monthly anniversary thereafter (for 36 months) beginning with April 27, 2013, 1/48th of the total number of shares of each of such stock options shall vest and become exercisable. All of the stock options have an exercise price of $2.70 per share, which is the price per share at which the Company’s common stock closed on March 27, 2012.

Other than as described above, based upon our records and information provided to us by our directors and executive officers, none of our directors or executive officers have engaged in a transaction involving our shares in the 60 days prior to the commencement of this Offer.

Executive and Director Agreements and Compensation Policies.

Executive Officer Employment Agreements

Under the terms of our 2008 Equity Incentive Plan (the “EIP”), unless an award issued pursuant to the EIP provides otherwise, in the event of a change of control transaction, the vesting or delivery of EIP awards accelerates and awards terminate, unless the awards are assumed by the acquiror or survivor in the transaction or there is a substitution of new awards for existing awards. Pursuant to amended and restated employment agreements, dated March 27, 2012, by and between the Company and each of Dr. Katz and Messrs. Sacks and Betti-Berutto, will each have 100% of their unvested awards under the EIP vest in the event of a change of control transaction, regardless of whether such executive’s employment terminates. In addition, in the event that such executive’s employment with the Company is terminated without “cause” or such executive resigns for “good reason” (as those terms are defined in their respective Employment Agreements), then 100% of such executives awards under the EIP will vest. Furthermore, on March 27, 2012, the Company and Ms. Tipton entered into an Amendment of Awards, providing that in the event that Ms. Tipton’s employment with the Company is terminated without “cause” or she resigns for “good reason” (as those terms are defined in the Amendment of Awards) within twelve months following a change of control, then 100% of her awards under the EIP will vest.

In addition, pursuant to the amended and restated employment agreements, dated March 27, 2012, of Dr. Katz and Messrs. Sacks and Betti-Berutto, in the event that any of their employment with the Company is terminated without “cause” or any of them resigns for “good reason” (as those terms are defined in their respective Employment Agreements), such executives will receive a pro-rated annual bonus plus severance in installments over a six month period, in an amount of up to six months of such executive’s then-current annual base salary and a lump sum payment equal to six months of such executive’s annual base salary following the initial six month period. In the event that such termination occurs within twelve months following a Change of Control (as such term is defined in their respective employment agreements), then Messrs. Sacks and Betti-Berutto will be entitled to a pro-rated annual bonus plus lump sum severance amount equal to one year worth of their respective annual base salary plus average annual bonuses. Dr. Katz would be entitled to receive a pro-rated annual bonus plus severance in installments over a six month period, in an amount of up to six months of his respective annual base salary then in effect and a lump sum payment equal to thirty months of his annual base salary following the initial six month period. In the event that such termination occurs within twelve months following a Change of Control (as defined in his employment Agreement), then Dr. Katz will be entitled to a pro-rated annual bonus plus lump sum severance amount equal to three years worth of his annual base salary plus average annual bonuses. Existing restrictions on competition and solicitation customers and employees of the Company as conditions to receipt of severance have not been amended.

Furthermore, the amended and restated employment agreements with the foregoing executive officers updated such executives’ base salaries, and made revisions intended to conform to regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended.

Former Director James Judson. Concurrent with Mr. Judson’s resignation from the Board, effective November 21, 2011, we entered into an agreement with Mr. Judson relating to his resignation (the “Agreement”). Among other terms, the Agreement provided that the vesting for each of Mr. Judson’s options to purchase Company stock (other than performance-based options for 7,500 shares issued on March 17, 2010) be accelerated to the extent not already vested, and Mr. Judson will have the full term of such options’ vesting period in which to exercise such options, rather than a three-month period post-resignation.

Equity Incentive Plans.

2007 Equity Incentive Plan. Adopted in August 2007, the GigOptix LLC Equity Incentive Plan (the “2007 Plan”) provided for grants of options to purchase membership units, membership awards and restricted membership units to employees, officers and non-employee directors, and upon the completion of the merger with Lumera were converted into grants of up to 632,500 shares of stock. Vesting periods are determined by our Board of Directors and generally provide for stock options to vest over a four-year period and expire ten years from date of grant. Vesting for certain shares of restricted stock is contingent upon both service and performance criteria. The 2007 Plan was terminated upon the completion of merger with Lumera on December 9, 2008, and the remaining 864 stock options not granted under the 2007 Plan were cancelled. No shares of our common stock remain available for issuance of new grants under the 2007 Plan other than for satisfying exercises of stock options granted under this plan prior to its termination. As of March 27, 2012, no shares of common stock have been reserved for issuance for new grants under the 2007 Plan and options to purchase a total of 453,432 shares of common stock and 4,125 warrants to purchase common stock were outstanding.

2008 Equity Incentive Plan. Adopted in December 2008, under the 2008 Equity Incentive Plan (the “2008 Plan”), 2,500,000 shares of common stock were reserved for issuance to our directors, employees, consultants and advisors upon the completion of merger with Lumera Corporation on December 9, 2008. On January 1 of each year, starting in 2009, the aggregate number of shares reserved for issuance under the 2008 Plan increase automatically by the lesser of (i) 5% of the number of shares of common stock outstanding as of our immediately preceding fiscal year, or (ii) a number of shares determined by the Board of Directors. The maximum number of common stock to be granted under the 2008 Plan is up to 21,000,000 shares, and forfeited options or awards generally become available for future awards. As of March 27, 2012, 13,910,965 shares have been authorized for future issuance, and 2,288,295 shares are available for future grants.

Awards under the 2008 Plan may be granted through June 30, 2018. Under the 2008 Plan, the exercise price of (i) an award is at least 100% of the stock’s fair market value on the date of grant, and (ii) an ISO granted to a 10% shareholder is at least 110% of the stock’s fair market value on the date of grant. Vesting periods for awards are determined by the CEO and generally provide for stock options to vest over a four-year period and have a maximum life of ten years from the date of grant. As of March 27, 2012, 10,721,237 options to purchase common stock were outstanding, 629,080 restricted stock units were outstanding, and 2,288,295 options were available for issuance under the 2008 Plan.

Lumera 2000 and 2004 Stock Option Plans. In December 2008, in connection with the merger with Lumera, we assumed the existing Lumera 2000 Equity Incentive Plan, and the Lumera 2004 Stock Option Plan (the “Lumera Plan”). All unvested options granted under the Lumera Plan were assumed by us as part of the merger. All contractual terms of the assumed options remain the same, except for the converted number of shares and exercise price based on merger conversion ratio of 0.125. As of December 31, 2011, no additional options can be granted under the Lumera Plan and options to purchase a total of 148,188 shares of common stock were outstanding, including employee stock options, restricted stock units and employee stock purchase rights based on their estimated fair values. The fair value of equity-based awards is amortized on a straight-line basis over the requisite service period of the award which is generally the vesting period.

Warrants. As of March 27, 2012, we had a total of 1,948,095 warrants to purchase common stock outstanding under all warrant arrangements. Many of the warrants have anti-dilution provisions which adjust the number of warrants available to the holder such as, but not limited to, stock dividends, stock splits, and certain reclassifications, exchanges, combinations or substitutions. These provisions are specific to each warrant agreement.

Bridge Bank. In connection with the November 2009 loan and security agreement with Bridge Bank and the January 2010 secured line of credit facility with Agility Capital, we issued warrants to both Bridge Bank and Agility Capital with a seven-year life. Certain provisions in the warrant agreements provided for down-round protection if the Company raised equity capital at a per share price which was less than the per share price of the warrants. On July 7, 2010, the Company raised additional equity through an offering of 2,760,000 shares at $1.75 per share, thus triggering the down-round protection and adjusting the number of warrants in each warrant agreement.

Silicon Valley Bank. On April 23, 2010, in connection with a loan and security agreement with Silicon Valley Bank, we granted Silicon Valley Bank (i) a warrant with a seven-year life to purchase 125,000 shares of our common stock at an exercise price equal to $4.00 per share, and (ii) a warrant to purchase a second tranche of up to 100,000 shares of our common stock which shall vest 15,000 shares per month incrementally beginning September 1, 2010 (which expired subsequently without vesting due to our completion of an equity investment in July 2010). The warrant includes anti-dilution provisions and “piggy-back” registration rights permitting registration in a future public offering by us. The shares underlying the Warrant were registered on a Registration Statement on Form S-1 declared effective by the Securities and Exchange Commission on July 2, 2010.

Lumera. In December 2008, in connection with the merger with Lumera, we issued warrants to purchase approximately 488,818 shares of common stock with exercise price range from $6.08 to $70.40.

DBSI Liquidating Trust. On June 30, 2010, we entered into a registration rights agreement with the liquidating trustee for the DBSI Liquidating Trust, a major shareholder of the Company, under which agreement, we agreed to register for resale shares of DBSI Liquidating Trust following a lock-up period entered into with our registered offering of common stock in July 2010. This registration rights agreement was amended on January 11, 2011 to reflect our obligation to register shares following the filing of our Annual Report on Form 10-K for the year ended December 31, 2010.

On April 8, 2011, GigOptix and the trustees for the DBSI Estate Litigation Trust and the DBSI Liquidating Trust (together “DBSI”) reached an agreement to settle a claim by DBSI against GigOptix. As part of the settlement, GigOptix issued to DBSI 500,000 warrants to purchase shares of common stock at $2.60 per share and 500,000 warrants to purchase shares of common stock at $3.00 per share.

Other Warrants. In December 2009, we completed a private equity offering of units pursuant to securities purchase agreements by and between us and the purchasers listed therein. In connection with this Offering, we issued a total of shares of common stock and four-year life warrants to purchase shares of common stock at an exercise price of $2.50 per share, exercisable commencing six months from the closing date of the Offering, In addition, we issued warrants to the placement agent in connection with the offering. A portion of the warrants purchased by certain investors and all of the warrants issued to the placement agent in this offering were granted piggyback registration rights and preemptive rights (which have since terminated) with respect to certain future offerings of equity securities by us. The shares underlying the securities were registered on a Registration Statement on Form S-1 declared effective by the Securities and Exchange Commission on July 2, 2010.

In connection with obtaining a line of credit that was terminated in 2009, we issued 4,125 warrants to purchase common stock with an exercise price of $0.73 per share. The warrants have a ten-year life from the date of issuance.

Shareholder Rights Agreement. On December 16, 2011, our Board of Directors adopted a rights agreement that may have the effect of deterring, delaying, or preventing a change in control. Under the rights plan, shareholders of record as of January 6, 2012 were issued, and holders of common shares that we issue between January 6, 2012 and the expiration of the rights agreement will be issued, a dividend of one preferred share purchase right per common share. Each right entitles shareholders to purchase one one-thousandth of our Series A Junior Preferred Stock.

In general, the exercisability of the rights to purchase preferred stock will be triggered if any person or group, including persons knowingly acting in concert to affect the control of the Company, is or becomes a beneficial owner of 10% or more of the outstanding shares of the Company’s common stock after December 16, 2011. Shareholders or beneficial ownership groups who owned 10% or more of the outstanding shares of common stock of the Company on or before that date will not trigger the preferred share purchase rights unless they acquire an additional 1% or more of the outstanding shares of the Company’s common stock. Each right entitles a holder with the right upon exercise to purchase one one-thousandth of a share of preferred stock at an exercise price that is currently set at $8.50 per right, subject to purchase price adjustments as set forth in the rights agreement. Each share of preferred stock has voting rights equal to one thousand shares of common stock. In the event that exercisability of the rights is triggered, each right held by an acquiring person or group would become void. As a result, upon triggering of exercisability of the rights, there would be significant dilution in the ownership interest of the acquiring person or group, making it difficult or unattractive for the acquiring person or group to pursue an acquisition of the Company. These rights expire in December 2014, unless earlier redeemed or exchanged by the Company.

10. Source and Amount of Funds.

Assuming that the Offer is fully subscribed, the value of shares purchased in the Offer will be $2 million. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $2.2 million. We intend to use cash on hand to purchase shares in the offer and to pay all related fees and expenses.

11. Certain Information About Us.

We are a leading supplier of high performance semiconductor and electro-optical component products that enable high-speed end to end data streaming over optical fiber and wireless telecommunications and data-communications networks globally. Our products convert signals between electrical and optical formats for transmitting and receiving data over fiber optic networks and between electrical and high speed radio frequencies to enable the transmission and receipt of data over wireless networks. We are creating innovation in both optical telecommunications and data-communications applications for fast growing markets in 10Gbps, 40Gbps and 100Gbps drivers, receiver integrated circuits (IC), electro–optic modulator components and multi-chip-modules (MCM) as well as E-band wireless data-communications applications for high speed mobile backhaul. We believe that our expertise in high speed semiconductor design and electro-optical technologies has helped us create a broad portfolio of products that addresses customer demand for performance at higher speeds, over wider temperature ranges, in smaller sizes, and with lower power consumption compared to other products currently available in the market. We view ourselves as a strategic vendor to a number of our customers given our early engagement in their product design plans. We have well-established relationships with many of the leading telecommunications and data-communications network systems vendors such as Alcatel-Lucent and other “Tier-One” equipment vendors in the United States, Europe and Asia, as well as leading industrial, aerospace and defense customers.

Telecommunications and data-communications networks are becoming increasingly congested due to the growing demand for high bandwidth applications by consumers and enterprises. This bandwidth constraint has caused network service providers to turn to component vendors like us to provide solutions that maximize bandwidth and reliability while minimizing cost. Increasing the communications data rate in networks has been an important element of easing network congestion, and, as a result, network service providers are in the process of upgrading their optical communication systems from 10Gbps to 40Gbps and 100Gbps while at the same time spectrum congestion is forcing network operators to upgrade their wireless backhaul system to millimeter wave frequencies to satisfy consumer demand for increasing mobile bandwidth. We focus on the optical systems operating at high speed of 10Gbps and above markets and the wireless mobile backhaul E-band frequencies which we believe present the fastest growing market opportunities in the communications industry.

Since inception, we have expanded our customer base and acquired and integrated five businesses with complementary products and customers. In so doing expanded our product line from a few leading 10Gbps ultra-long reach electronic modulator drivers at our inception in July 2007 to a line of over 100 products today that include: drivers, receivers and modulators for 10 to 100Gbps optical applications; power amplifiers, filters and attenuators spanning 0 to 86GHz wireless applications; and custom application specific integrated circuits (ASICs) spanning 0.5um to 65nm technology nodes. Our direct sales force is based in 5 countries and is supported by more than 50 channel representatives and distributors that are selling our products throughout North America, Europe, Japan and Asia. During 2011, we shipped over 150 products to over 200 customers.

Incorporation by Reference. As permitted by SEC rules, we are incorporating by reference our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 27, 2012 and the Current Reports on Form 8-K filed on February 28, 2012 and March 28, 2012. Any statement contained in those filings that is inconsistent with any statement in this Offer to Purchase or any subsequently filed document shall be deemed to be modified or superseded by this Offer to Purchase or such subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Offer to Purchase.

Where You Can Find More Information. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We have also filed an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our Offer.

The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The reference to the URL of the SEC’s web site is intended to be an inactive textual reference only.

You can obtain any of the documents incorporated by reference in this Offer from the SEC at the address or website described above. In addition, documents incorporated by reference are available from GigOptix free of charge, excluding any exhibits to those documents. Shareholders can obtain documents incorporated by reference in this Offer from GigOptix by requesting them in writing at 130 Baytech Drive, San Jose, California 95134. Any shareholder requesting information should include his, her or its complete name and address in the request.

12. Effects of Our Offer on the Market for Shares; Registration Under the Securities Exchange Act of 1934.

Our purchase of shares in our Offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following our Offer to ensure a continued trading market in the shares.

As we have previously reported, in April 2011, the NYSE Amex stock exchange (the “NYSE Amex”) notified GigOptix that it had conditionally approved our common stock for listing. Final approval by the NYSE Amex of our application for listing is subject to certain conditions, some of which are within our control and others that are outside our control. One of the conditions specifically stated by the NYSE Amex in its notice to GigOptix requires that the trading price of the common stock be maintained at or above the minimum price requirement of $2.00 per share for a sustained period of time, subject to lengthening or shortening by the NYSE Amex depending on how consistently the stock trades above $2.00 during that period, and that the Company maintain a market capitalization of $50 million and a public float of $15 million.

GigOptix intends to satisfy those conditions that are within our control, although it is unlikely such conditions will be satisfied prior to the Expiration Date. However, there are no assurances that any conditions outside of our control will be satisfied. Until we satisfy all listing conditions, the NYSE Amex will not approve our listing application, and our common stock will not be listed for trading on the NYSE Amex. GigOptix’s common stock will continue to trade on the OTC Bulletin Board under the symbol “GGOX” unless and until all of the conditions to trading on the NYSE Amex have been satisfied and the shares begin officially trading on the NYSE Amex or unless and until we have filed an application for listing for another trading exchange and satisfied all of the conditions and requirements for that other trading exchange and the shares begin officially trading on that exchange, after which time our common stock will no longer be traded on the OTC Bulletin Board.

Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish specific information to our shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. One of the conditions to our Offer is that our purchase of shares does not result in the shares becoming eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is our intention and it is a condition to our Offer that our purchase of shares in our Offer not result in the shares becoming eligible for deregistration under the Exchange Act, and we will not purchase shares pursuant to our Offer if we believe such purchase will result in the shares becoming eligible for deregistration.

13. Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by our Offer.

Our obligation to accept for payment and pay for shares under our Offer is subject to various conditions. See Section 7.

14. Material United States Federal Income Tax Consequences.

While the following is a general discussion of the material United States federal income tax consequences of participating in our Offer, it does not purport to address all aspects of federal income taxation that may be relevant to shareholders. The consequences to any particular shareholder may differ depending upon that shareholder’s own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and does not address matters that may be relevant to shareholders in light of their particular circumstances or to certain shareholders subject to special treatment under the Code, such as financial institutions or broker-dealers, insurance companies, regulated investment companies, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, U.S. shareholders (as defined below) whose functional currency is other than the U.S. dollar, tax-exempt organizations, persons who acquired their shares as compensation, including upon the exercise of employee stock options, persons who are holding shares as part of a straddle, conversion, constructive sale, hedging or other integrated transaction, corporations that have held their shares for two years or less before the “dividend announcement date”, and other persons who may be subject to special rules. The discussion does not consider the effect of any applicable state, local or foreign tax laws. The discussion is based upon the Code, the treasury regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect on the date of this document, which may be subject to change (possibly with retroactive effect) and to differing interpretations. We will not seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this Offer.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A shareholder that is a partnership, and partners in such partnership, are urged to consult a tax advisor regarding the tax consequences of participating in the Offer.

U.S. Shareholders: The following discussion does not address the tax consequences of the Offer to non-U.S. shareholders. A U.S. shareholder is any beneficial owner of shares that is:

•	a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (x) is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all of the trust’s substantial decisions, or (y) has a valid election in effect under applicable regulations to be treated as a United States person for tax purposes.

Each shareholder is urged to consult his or her tax advisor as to the particular tax consequences to such shareholder of participating or not participating in our Offer, including the application of United States federal, state, local and foreign tax laws and possible tax law changes.

Characterization of the Sale. Your tender of shares pursuant to our Offer will be a taxable transaction for United States federal income tax purposes. In general, for federal income tax purposes, a U.S. shareholder will treat such cash received pursuant to the repurchase Offer as either a “sale or exchange” or a distribution with respect to his or her shares, depending upon whether and to what extent the sale of shares reduces the U.S. shareholder’s deemed percentage stock ownership in us. Under the stock redemption rules of Section 302 of the Code, a sale of shares will be treated as a sale or exchange of the shares if the tender: (a) results in a “complete redemption” of the U.S. shareholder’s shares in us, (b) is “substantially disproportionate” with respect to the U.S. shareholder or (c) is “not essentially equivalent to a dividend” with respect to the U.S. shareholder (each as described in “Application of Section 302 Tests,” below). If the sale does not qualify under any of these tests, the sale will be treated as a distribution by us with respect to the shares held by the tendering U.S. shareholder, possibly taxable as a dividend.

Treatment as a Sale or Exchange. If any of the three tests under the stock redemption rules of Section 302 of the Code referenced above is satisfied with respect to a U.S. shareholder and the sale is therefore treated as a sale or exchange of the shares for United States federal income tax purposes, the U.S. shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received with respect to the shares and the U.S. shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Individuals generally are subject to taxation at a reduced rate on their net capital gains. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less, or a short-term holding period, will be subject to tax at ordinary income tax rates. If such a U.S. shareholder has both a long-term and short-term holding period with respect to his or her stock and desires to only exchange a portion of his or her shares pursuant to the Offer, the U.S. shareholder should consider exchanging the long term common stock to maximize the portion of any resulting gain treated as long-term.

Certain limitations may apply to the deductibility of capital losses. A U.S. shareholder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same time in a single transaction) that we purchase pursuant to the Offer.

Application of Section 302 Tests. In determining whether any of the tests under Section 302 of the Code is satisfied, a U.S. shareholder must take into account (i) actual ownership of stock; (ii) stock that such U.S. shareholder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the U.S. shareholder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a U.S. shareholder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. shareholder has the right to acquire by exercise of an option; and (iii) the possibility that contemporaneous dispositions or acquisitions of shares by a U.S. shareholder or related individuals or entities may be deemed to be part of a single integrated transaction. Under these rules, a U.S. shareholder generally will be considered to own shares which the U.S. shareholder has the right to acquire through exercise of an option or warrant, as well as shares owned (and, in some cases, constructively owned) by certain members of the U.S. shareholder’s family and by certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. shareholder, certain members of the U.S. shareholder’s family or a related entity has an interest. Each U.S. shareholder should also be aware that, in the event our Offer is over-subscribed (resulting in a proration), not all the shares tendered by a U.S. shareholder will be purchased by us in our Offer. Therefore, proration may affect whether a sale by a U.S. shareholder pursuant to our Offer will satisfy any of the Section 302 tests.

Complete Redemption. A sale of shares pursuant to our Offer will result in a “complete redemption” of a U.S. shareholder’s interest in us if, pursuant to our Offer, either (a) we purchase all of the shares actually and constructively owned by the U.S. shareholder pursuant to our Offer or (b) all shares actually owned by the U.S. shareholder are sold pursuant to our Offer and, with respect to constructively owned shares, the U.S. shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. U.S. shareholders in this position should consult their tax advisors as to the availability of this waiver procedure.

Substantially Disproportionate. The sale of shares pursuant to our Offer will be “substantially disproportionate” with respect to a U.S. shareholder if, immediately after the sale pursuant to our Offer (treating as not outstanding all shares purchased pursuant to our Offer), (a) the U.S. shareholder’s actual and constructive percentage ownership of voting shares is less than 80% of the U.S. shareholder’s actual and constructive percentage ownership of voting shares immediately before the purchase of shares pursuant to our Offer (treating as outstanding all shares purchased pursuant to our Offer) and (b) the U.S. shareholder owns, actually and constructively, less than 50% of the total combined voting power of all classes of stock immediately after the sale.

Not Essentially Equivalent to a Dividend. In order for the sale of shares by a U.S. shareholder pursuant to our Offer to qualify as “not essentially equivalent to a dividend,” the U.S. shareholder must experience a “meaningful reduction” in his or her percentage stock ownership interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a U.S. shareholder pursuant to our Offer will result in a meaningful reduction of the U.S. shareholder’s proportionate interest will depend on the U.S. shareholder’s particular facts and circumstances. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. shareholder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. shareholders who intend to qualify for sale treatment by demonstrating that the proceeds received in the Offer are “not essentially equivalent to a dividend” are strongly encouraged to consult their tax advisor because this test will be met only if the reduction in such U.S. shareholder’s proportionate interest in us is “meaningful” given the particular facts and circumstances in the context of the Offer. In addition, a U.S. shareholder owning at least 5% of our outstanding shares (by vote or value) must comply with the reporting requirements of Treasury Regulation Section 1.302-2(b)(2).

We cannot predict whether or to what extent our Offer will be oversubscribed. As discussed above, if our Offer is oversubscribed, then proration of the tenders pursuant to our Offer will cause us to purchase fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of any particular U.S. shareholder’s shares will be exchanged pursuant to our Offer such that the U.S. shareholder will meet the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test, nor can there be any assurance that a particular U.S. shareholder’s shares will be exchanged pursuant to our Offer such that the U.S. shareholder may meet the “complete redemption” test. Additionally, U.S. shareholders who tender all of the shares actually owned by them in our Offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with our Offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Each U.S. shareholder is urged to consult his or her tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

15. Extension of Our Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which our Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate our Offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our Offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend our Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our Offer to holders of shares or by decreasing or increasing the number of shares being sought in our Offer. Amendments to our Offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.

Any public announcement made under our Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Businesswire or another comparable news service.

If we materially change the terms of our Offer or the information concerning our Offer, or if we waive a material condition of the Offer, we will extend our Offer to the extent required by Rule 13e-4 promulgated under the Securities Exchange Act of 1934. This rule and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the shares;

•	increase the number of shares being sought in our Offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

•	decrease the number of shares being sought in our Offer,

and our Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then our Offer will be extended until the expiration of a period of ten (10) business days.

16. Fees and Expenses.

We have retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with our Offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to our offer to beneficial owners. Each of Innisfree M&A Incorporated and American Stock Transfer & Trust Company, LLC will receive reasonable and customary compensation for their services as Information Agent and Depositary, respectively, and will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with our Offer, including liabilities under the Federal securities laws.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under our Offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding our Offer and related materials to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our Information Agent or our Depositary for purposes of our Offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the Letter of Transmittal.

17. Miscellaneous.

We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make our Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction.

In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to our Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in our offer or as to the purchase price of any tender. We have not authorized any person to provide any information or make any representation in connection with our offer, other than those contained in this offer to purchase or in the Letter of Transmittal. You must not rely upon any recommendation, information or representation that is given or made to you as having been authorized by us.

GigOptix, Inc.

March 28, 2012

The Letter of Transmittal and certificates for shares, and any other required documents, should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Phone: (718) 921-8317

Toll-Free: (877) 248-6417

Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders Call Toll-Free: 1-888-750-5834

Banks and Brokers Call Collect: 1-212-750-5833